AMENDMENT TO
                              EMPLOYMENT AGREEMENT


This Amendment is made and entered into effective May 21, 2001, by and between SONUS CORP., a Yukon Territory, Canada, corporation ("Corporation"), and BRANDON
M. DAWSON ("Executive").

                                    RECITALS

A. Effective December 24, 1997, Corporation and Executive entered into an employment agreement (the "Agreement").

B. Corporation and Executive mutually desire to amend the Agreement as set forth in this Amendment.

                                    AMENDMENT

1. The definitions of "Term" and "Good Reason" contained in Section 1 of the Agreement are amended to read as follows:

      ""TERM" - The period from the Effective Date through May 21, 2004."

      ""GOOD REASON" - For all purposes of this Agreement, termination by Executive of his employment with Corporation during the Employment Term for "Good Reason" means termination based on any of the following:

      (a) A change in Executive's status or position or positions with Corporation that represents a material demotion from Executive's status or position or positions as described in Section 3.1 of this Agreement or a material change in Executive's duties or responsibilities that is inconsistent with such status or position or positions;

      (b) Removal of Executive as a member of the Board (other than for cause);

      (c) A reduction by Corporation in Executive's Base Salary or other benefits provided for under this Agreement (as in effect on the date of this Agreement or as increased at any time during the Term of this Agreement);

      (d) The failure of Corporation to continue Executive's participation (on terms comparable to those for other key executives of Corporation) in any Plans and vacation programs or arrangements in which other key executives of Corporation are participants (unless such failure to continue is caused by an action or status of Executive); or

      (e) Corporation's requiring Executive to be based more than 35 miles from Corporation's principal executive office, except for required travel on Corporation's business to an extent substantially consistent with Executive's business travel obligations as of the date of this Agreement.

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2.    Section 3.1 of the Agreement is amended to read as follows:

      "3.1 Position and Duties. Executive agrees to render services to Corporation as Chairman of the Board and a member of the Board of Corporation and as an executive officer of such of Corporation's Affiliates as the parties to this Agreement mutually agree, including Affiliates that may be formed or acquired subsequent to the Effective Date. As Chairman of the Board, Executive will have such executive and managerial duties as may be agreed between him and Corporation's Chief Executive Officer from time to time. Corporation acknowledges and agrees that (i) by its actions replacing Executive with Daniel J. Kohl as Chief Executive Officer of Corporation, Good Reason exists for Executive to terminate his employment with the Corporation, (ii) in the event that Executive terminates his employment with the Corporation at any time on or before December 31, 2001, such termination shall be deemed to be for Good Reason, and (iii) after December 31, 2001, termination for Good Reason must be established by some reason other than Executive's replacement with Mr. Kohl as Chief Executive Officer of the Corporation."

3.    Section 4.1 of the Agreement is amended to read as follows:

      "4.1 Base Salary. As compensation for the performance of Executive's services hereunder, inclusive of services as an officer and director of Corporation's Affiliates, Corporation will pay to Executive in accordance with its normal payroll practices an annual salary (the "Base Salary") of $250,000 per year, subject to such increases (but not decreases) as are determined from time to time by the Board, or a compensation committee designated by the Board."

4. Section 4.3.2 of the Agreement is amended to delete the sentence "Vested Options will remain exercisable for 90 days after termination of employment or, in the case of termination due to death or Disability, for one year." and replace it with "Vested Options will remain exercisable for one year after termination of employment for any reason." In addition, the following sentence is added at the end of Section 4.3.2 "Executive shall be entitled to modifications of his options to purchase the Corporation's common shares consistent and commensurate with modifications provided to other senior executives of Corporation (including issuance of new options, re-pricing outstanding options, acceleration of vesting periods, etc.)."

5. Except as expressly provided in this Amendment, the Agreement will continue in full force and effect.

CORPORATION:                        SONUS CORP.


                                    By /s/ Daniel J. Kohl
                                       ---------------------------------------
                                       Daniel J. Kohl, Chief Executive Officer


EXECUTIVE:                          /s/ Brandon M. Dawson
                                    ------------------------------------------
                                    BRANDON M. DAWSON


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